Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Second Quarter Pre-tax Loss of $1.9 million

COCONUT CREEK, FL — August 3, 2021 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported second quarter total revenues of $66.5 million and pre-tax loss of $1.9 million. For the three months ended June 30, 2021, aggregate lease rent and maintenance reserve revenues were $49.7 million and spare parts and equipment sales were $3.6 million. The Company reported lower revenue in the second quarter when compared to the prior year period, primarily due to the pandemic’s impact on global travel and, consequently, worldwide fleet utilization.

“The industry continues to feel the effects of the global pandemic despite significant progress in the development and roll-out of COVID-19 vaccines,” said Charles F. Willis, Chairman and CEO. “While we are disappointed with our current financial results, we continue to position the Company for future performance by partnering with key customers on a variety of opportunities and building the Company’s long term capital base with the successful completion of our WEST VI asset backed securitization.”

“Unlike COVID’s initial impact on the aviation industry, which was severe and immediate, the recovery is happening much more slowly,” said Brian R. Hole, President. “But the recovery is underway and we are focused on what we can control: helping our customers rebuild with long term capital solutions; spare engine programs that allow airlines to defer maintenance spend; a wide variety of asset management services; and technical support for aircraft and engines.”

Second Quarter 2021 Highlights (at or for the periods ended June 30, 2021, as compared to June 30, 2020, and December 31, 2020):

•The Company successfully completed a $336.7 million WEST VI notes offering secured by, among other things, the interests in 29 aircraft engines and one airframe. This financing was the Company’s seventh financing from its WEST platform, has an expected maturity of 8 years and a blended yield of 3.55%.
•The Company entered into definitive agreements with Scandinavian Airlines for the purchase and long-term lease back of 20 V2500 aircraft engines, which is expected to fully close by September of 2021.
•Total revenue was $66.5 million in the second quarter of 2021, an 11.4% decrease when compared to $75.0 million in the same quarter of 2020.
•Lease rent revenue was $32.4 million in the second quarter of 2021, compared to $38.5 million in the second quarter of 2020.
•Maintenance reserve revenue was $17.3 million in the second quarter of 2021, a decrease of 42.4% compared to $30.0 million in the same quarter of 2020. The decline in maintenance revenue was primarily influenced by lower long-term maintenance revenue, which is associated with engines returning from long-term lease. Long-term maintenance reserve revenue was $14.8 million in the second quarter of 2021, compared to $27.2 million in the comparable prior period.
•The Company recognized a $6.3 million asset transition fee in the second quarter of 2021 as a result of the close out of an engine transition program.
•Other revenue increased to $6.9 million, or 58.1%, in the second quarter of 2021, compared to $4.4 million in the second quarter of 2020, primarily reflecting interest income from our notes receivable and other service related fees.
•Losses before income taxes were $1.9 million in the second quarter of 2021, compared to income before income taxes of $9.7 million in the second quarter of 2020.
•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at June 30, 2021 and 2020 was $2,085.6 million and $1,824.1 million, respectively, a 14.3% year-over-year increase.

•Diluted weighted average (loss) earnings per common share were $(0.12) for the second quarter of 2021, compared to $0.74 in the second quarter of 2020.
•Book value per diluted weighted average common share outstanding increased to $60.37 at June 30, 2021, compared to $59.40 at December 31, 2020.

Balance Sheet

As of June 30, 2021, the Company’s $1.890 billion equipment held for operating lease portfolio and $195.6 million notes receivable represented 300 engines, eight aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2020, the Company’s $1.887 billion equipment held for operating lease portfolio and $158.7 million notes receivable represented 291 engines, eight aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change
REVENUE
Lease rent revenue	$32,431	$38,454	(15.7)%	$63,951	$84,849	(24.6)%
Maintenance reserve revenue	17,278	29,986	(42.4)%	37,090	50,514	(26.6)%
Spare parts and equipment sales	3,569	2,855	25.0%	8,135	11,960	(32.0)%
(Loss) gain on sale of leased equipment	—	(700)	(100.0)%	—	1,367	(100.0)%
Asset transition fee	6,256	—	100.0%	6,256	—	100.0%
Other revenue	6,938	4,388	58.1%	12,165	7,902	53.9%
Total revenue	66,472	74,983	(11.4)%	127,597	156,592	(18.5)%

EXPENSES
Depreciation and amortization expense	23,340	23,764	(1.8)%	47,481	47,154	0.7%
Cost of spare parts and equipment sales	3,278	2,648	23.8%	7,087	9,336	(24.1)%
Write-down of equipment	2,246	6,997	(67.9)%	4,113	9,126	(54.9)%
General and administrative	19,499	15,228	28.0%	35,650	34,795	2.5%
Technical expense	2,296	1,468	56.4%	3,606	2,595	39.0%
Net finance costs:
Interest expense	16,987	16,089	5.6%	32,006	31,785	0.7%
Loss on debt extinguishment	—	—	—%	—	4,688	(100.0)%
Total net finance costs	16,987	16,089	5.6%	32,006	36,473	(12.2)%
Total expenses	67,646	66,194	2.2%	129,943	139,479	(6.8)%

(Loss) earnings from operations	(1,174)	8,789	(113.4)%	(2,346)	17,113	(113.7)%
(Loss) earnings from joint ventures	(685)	948	(172.3)%	(1,204)	1,155	(204.2)%
(Loss) income before income taxes	(1,859)	9,737	(119.1)%	(3,550)	18,268	(119.4)%
Income tax (benefit) expense	(1,917)	4,365	(143.9)%	(2,276)	8,610	(126.4)%
Net income (loss)	58	5,372	(98.9)%	(1,274)	9,658	(113.2)%
Preferred stock dividends	811	811	—%	1,612	1,621	(0.6)%
Accretion of preferred stock issuance costs	21	21	—%	42	42	—%
Net (loss) income attributable to common shareholders	$(774)	$4,540	(117.0)%	$(2,928)	$7,995	(136.6)%

Basic weighted average (loss) earnings per common share	$(0.12)	$0.75		$(0.48)	$1.35
Diluted weighted average (loss) earnings per common share	$(0.12)	$0.74		$(0.48)	$1.31

Basic weighted average common shares outstanding	6,218	6,016		6,107	5,938
Diluted weighted average common shares outstanding	6,218	6,103		6,107	6,113

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$16,455	$42,540
Restricted cash	212,734	36,385
Equipment held for operating lease, less accumulated depreciation	1,889,908	1,886,613
Maintenance rights	22,468	20,097
Equipment held for sale	13,402	2,850
Receivables, net of allowances	45,112	28,269
Spare parts inventory	54,777	59,434
Investments	52,940	53,275
Property, equipment & furnishings, less accumulated depreciation	31,148	31,753
Intangible assets, net	1,217	1,246
Notes receivable	195,645	158,708
Other assets	49,170	43,778
Total assets	$2,584,976	$2,364,948

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$34,702	$26,977
Deferred income taxes	115,657	116,838
Debt obligations	1,911,159	1,693,753
Maintenance reserves	73,397	82,484
Security deposits	20,574	19,522
Unearned revenue	11,034	11,637
Total liabilities	2,166,523	1,951,211

Redeemable preferred stock ($0.01 par value)	49,764	49,722

Shareholders’ equity:
Common stock ($0.01 par value)	67	66
Paid-in capital in excess of par	16,196	13,696
Retained earnings	352,442	355,370
Accumulated other comprehensive loss, net of tax	(16)	(5,117)
Total shareholders’ equity	368,689	364,015
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,584,976	$2,364,948